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                              October 28, 1997




Mr. Edward B. Jobe
32 Vreeland Court
Princeton, New Jersey  08540

Dear Ed:

     This letter will confirm the terms on which you have agreed to continue to provide consulting services to American Re Corporation or a successor organization.

     For the period from January 1, 1998 to December 31, 1998 you agree to provide various consulting services, from time to time, under my direction and as I may request. We have agreed that these services may involve up to 50% of your work-time over the course of the year.

     As consideration for these services, American Re will pay you an annual fee of $250,000 payable in equal monthly installations of $20,833.33 on the last day of each month. Other reasonable expenses related to American Re's business, if approved in advance, will also be reimbursed.

     American Re agrees to indemnify and hold you harmless against any and all claims, damages, costs, expenses and suits related to your performance of services for American Re, except those arising out of your intentional misconduct or gross negligence.

     You may terminate this agreement at any time upon 90 days written notice to American Re. American Re may terminate this agreement only in the event of fraud, intentional misconduct, gross negligence, or your inability to perform due to death or disability.

     If these terms are acceptable, please sign the agreement in the space provided below and return it to my attention.

     As you know, I am pleased that I can continue my association with you both personally and professionally.

                              Sincerely,



                              Edward J. Noonan


Accepted and Agreed:________________________________,Dated:____________________
                       Edward B. Jobe